UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2014

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2014, Enstar Group Limited (the “Company”), and certain of its subsidiaries, as borrowers and as guarantors, entered into a new Revolving Credit Facility Agreement with National Australia Bank Limited (“NAB”), Barclays Bank PLC (“Barclays”), and Royal Bank of Canada (“RBC”), as mandated lead arrangers and original lenders, and NAB as agent (the “Credit Agreement”).

The Credit Agreement provides for an unsecured five-year revolving credit facility (expiring in September 2019) pursuant to which the Company is permitted to borrow up to an aggregate of $500 million (the “Credit Facility”), which is available to fund permitted acquisitions and for general corporate purposes. The Credit Agreement replaces and refinances the Company’s Prior Credit Agreement (as defined below). The Company’s ability to draw on the Credit Facility is subject to customary conditions.

Interest is payable at the end of each interest period chosen by the Company or, at the latest, each six months. The interest rate is LIBOR plus a margin factor initially set at 2.75%. The margin factor is subject to variation (ranging from 2.50% to 3.25%) in the event of a change to the Company’s long term senior unsecured debt rating assigned by Standard & Poor’s Ratings Services or Fitch Ratings Ltd. Any unused portion of the Credit Facility will be subject to a commitment fee of 35% of the applicable margin factor. The Credit Facility imposes various financial and business covenants on the Company and its subsidiaries, including certain limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets, and limitations on liens.

During the existence of any event of default (as specified in the Credit Agreement), the agent may cancel the commitments of the lenders, declare all or a portion of outstanding amounts immediately due and payable or declare all or a portion of outstanding amounts payable upon demand. During the existence of any payment default, the interest rate would be increased by 1.0%. The Credit Facility terminates and all amounts borrowed must be repaid on the fifth anniversary of the date of the Credit Agreement.

The foregoing description of the Credit Agreement is qualified by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Credit Agreement refinances and replaces, in its entirety, the Company’s Revolving Credit Facility Agreement, originally dated June 14, 2011, as amended from time to time, and as amended and restated pursuant to the Restatement Agreement, dated July 8, 2013, among the Company and certain of its subsidiaries, NAB and Barclays, as mandated lead arrangers, NAB, Barclays and RBC, as original lenders, and NAB as agent (the “Prior Credit Agreement”). The Prior Credit Agreement had permitted the Company to borrow up to an aggregate of $375 million on a secured basis over a five-year term (the “Prior Credit Facility”). Effective September 16, 2014 and concurrent with its entry into the Credit Agreement, the Company terminated the Prior Credit Agreement. Outstanding borrowings under the Prior Credit Facility totaled $319.6 million and were refinanced on September 16, 2014 with borrowings pursuant to the Credit Facility.

The Company was in compliance with all covenants under the Prior Credit Agreement and no material early termination fees were incurred in connection with the termination.

The Prior Credit Facility had been secured by a first priority lien on the stock of certain of the Company’s subsidiaries and certain bank accounts held with Barclays in the name of the Company and into which amounts received in respect of any capital release from certain of the Company’s subsidiaries were required to be paid. In connection with the termination of the Prior Credit Agreement, all security pursuant to the Prior Credit Facility has been released, effective September 16, 2014.

Item 1.02. Termination of a Material Definitive Agreement.

The provisions of Item 1.01 of this Current Report on Form 8-K pertaining to the Prior Credit Agreement are incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The provisions of Item 1.01 of this Current Report on Form 8-K are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Revolving Credit Facility Agreement, dated September 16, 2014, among Enstar Group Limited and certain of its subsidiaries, National Australia Bank Limited, Barclays Bank PLC and Royal Bank of Canada as Mandated Lead Arrangers, and National Australia Bank Limited as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: September 16, 2014	By: /s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

EXHIBIT INDEX

10.1	Revolving Credit Facility Agreement, dated September 16, 2014, among Enstar Group Limited and certain of its subsidiaries, National Australia Bank Limited, Barclays Bank PLC and Royal Bank of Canada as Mandated Lead Arrangers, and National Australia Bank Limited as Agent.